                                                                  EXHIBIT 10.43

                AMENDED AND RESTATED JUNE 1986 FARMING CONTRACT

          This June 1986 Farming Contract, amended and restated as of January 1, 1998, is entered into on the date set forth below by and between Mauna Loa Macadamia Partners, L.P., a Delaware limited partnership ("Owner") and Ka'u Agribusiness Co., Inc., a Hawaii corporation ("Ka'u") ("Manager").


                               R E C I T A L S:

          WHEREAS, Owner is the legal and beneficial owner of macadamia orchards commonly known as Keaau Lot VIII, By Dickes and Ka'u Sisal (the "Original June 1986 Orchards");

          WHEREAS, the Manager is experienced and capable in all aspects of the business of farming and harvesting macadamia nuts;

          WHEREAS, Owner desires to engage the expert services of the Manager to farm, harvest, and husk macadamia nuts at the Original June 1986 Orchards, and the Manager desires to perform such services for Owner as provided herein;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties agree as follows:

          1. TERM. This Contract shall be deemed to have commenced for all purposes as of June 12, 1986 and shall continue in full force and effect until December 31, 2006, unless terminated earlier as provided herein. At the end of the stated term of this Contract, the parties agree to negotiate in good faith with a view toward extending this Contract on terms and conditions that are agreeable to such parties at that time. The Manager may terminate this Contract upon the replacement of Mauna Loa Resources Inc. ("MLR") as the managing general partner of Owner with a person or entity not affiliated with MLR, by delivering at least 30 days' advance written notice of such termination to Owner. It is expressly agreed, however, that this Contract will remain in full force and effect after and notwithstanding the voluntary withdrawal of MLR as managing general partner of Owner, and whether a substitute general partner succeeds to its obligations or not. This Contract may also be terminated as provided in
Section 7.

          2.   FARMING SERVICES.

               a. Manager will perform all farming services that shall be necessary or desirable from time to time in order to provide for the economical growth and yield of the Original June 1986 Orchards assigned to Manager in accordance with proven and sound agricultural practices. The Manager will perform such services to the best of its skill and ability, and in a manner consistent with the practices employed by it in the planting, cultivation and harvesting of other macadamia orchards under its management and control. Owner acknowledges that Manager makes no guarantee as to the future yields from the Original June 1986 Orchards, and Owner recognizes and assumes the agricultural risks associated with the cultivation and harvesting of macadamia nuts, and the natural risks in the area, including but not limited to wind, rain, hurricane and volcanic risks.

               b. Without limiting the generality of the foregoing description of its services, Manager will, as to the Original June 1986 Orchards, perform the following services: Manager will provide and maintain all necessary or desirable windbreak trees and replacement macadamia trees; Manager will perform all necessary or desirable cultivation, weed and pest control, irrigation, fertilization, pruning and hedging, replanting, disposal, and related services; Manager will harvest, transport and husk the nuts from the Original June 1986 Orchards in accordance with proven and sound harvesting practices; and Manager will deliver the harvested nuts to the processing plant designated by Owner.
All of these services will be performed at Owner's expense as set forth herein.

               c. The Manager will provide such centralized office and other support services and facilities as may be necessary or appropriate in order to provide adequate support for all field operations hereunder, including but not limited to staff management, accounting, purchasing, industrial relations, and engineering, agricultural, garage and warehouse services and facilities.

               d. Manager will keep the Original June 1986 Orchards planted with macadamia and appropriate windbreak trees during the entire term of this Contract, and will provide such replacement trees as may be necessary from time to time due to tree damage, illness or mortality. Owner recognizes that, due to unpredictable climatic conditions and agricultural and natural risks, the amount of future tree damage, illness and mortality is uncertain and Manager gives no warranties or guaranties whatsoever concerning the future rates thereof. Replacement trees will be grafted trees or recommended commercial varieties and will be ready for field planting. The costs of replacement trees will be charged to Owner as a direct cost pursuant to Section 5(a) without mark-up over the respective Manager's internal cost; no charge will be made for replacement trees if replanting is required because of a Manager's negligence.


                                      2.

          3.    PERSONNEL AND EQUIPMENT.

               a. Manager shall employ, train and supervise all such personnel as shall be necessary or desirable for the efficient farming, harvesting and husking of macadamia nuts in the Original June 1986 Orchards as described herein. Manager may subcontract to others any portion of the work required hereunder, if such work would normally be subcontracted on similar terms. Owner shall have no obligation to any party under any subcontract but shall expressly be made a third-party beneficiary of each and every subcontract. Manager shall at all times remain primarily responsible for the satisfactory performance of all work and services described herein and may not transfer or assign such responsibility without the prior written consent of Owner.

               b. Manager shall comply with all requirements of federal and state law with respect to the employment of personnel, including but not limited to all insurance coverages required under workers' compensation laws. Manager hereby indemnifies and agrees to hold Owner harmless from and against any and all claims, obligations, liabilities or demands with respect to and arising out of the performance of Manager's obligations under this Contract and the employment of Manager's personnel and agents at the Original June 1986 Orchards.

          4.   ACCOUNTING AND REPORTS.

               a. Manager shall keep full and accurate records and accounts in accordance with generally accepted accounting principles showing all costs, advances, payments, expenditures and liabilities, and all other information and data which shall be necessary for the computation of the fees to be paid by Owner hereunder. Manager will provide Owner with any and all financial or other information relating to this Contract that Owner shall reasonably request from time to time. To the extent that information is provided to Owner hereunder and is not otherwise in the public domain, Owner agrees to keep such information confidential and not to disclose the same to any person, except as may be required by law or in connection with any litigation between any Manager and Owner. Owner agrees to return to Manager any copies of trade secrets, proprietary market share information or test marketing results, within a reasonable time after such information is provided to Owner, Owner will have the right to inspect the books, and records of Manager, insofar as they relate to any dealings with or interest of Owner, at any time during normal business hours.

               b. In order to assist Owner in its financial planning, Manager will provide Owner with an estimated operating cost budget for each calendar year. As soon as


                                      3.

practicable after the end of each calendar month, Manager will provide a cost statement to Owner describing all costs incurred under this Contract during such month.

               c. As soon as practicable after the end of each calendar year, Manager will provide a written report to Owner describing in reasonable detail its conduct of operations at the Original June 1986 Orchards during such year and any material plans or developments with respect to the next year. Each annual report shall also include a statement, certified by Manager's regular independent auditors, which shall fairly reflect Manager's method of determining Owner's costs for such preceding calendar year and shall report the actual Manager's Costs (as defined below) which were incurred for the preceding calendar year by Manager. The report shall also include a statement of all monthly adjustments made to reimbursement payments pursuant to Section 5(b) and the balance outstanding at the end of the year.

               d. The statement referred to in (c) above with respect to a Manager's Costs (as defined below) for any calendar year shall be conclusive and binding unless the conflicts committee of the Board of Directors of MLR ("Conflicts Committee") or any successor managing general partner shall object thereto within 120 days after receiving a Manager's annual report containing such statement. Owner shall have the right to engage a certified public accounting firm of its selection to review Manager's Costs, and the right to assert claims based on such review at any time during such 120-day period. If any such review and assertion shall result in a downward adjustment of the Manager's Costs by an amount in excess of 5% of the initial computation thereof, Manager shall promptly reimburse Owner for all of its expenses incurred in connection with the engagement of such accounting firm and the assertion of such claim.

          5.   REIMBURSEMENT OF MANAGER'S COSTS.

               a. (i) Owner will reimburse Manager on a quarterly basis consistent with Manager's quarterly accounting periods for Manager's Costs (as defined below). Payment with respect to each quarter will be made within 30 days after the billing date. In the event that any payment hereunder is not made within 30 days after it becomes due, the unpaid amount shall thereafter bear interest at the Bank of Hawaii prime rate (but not to exceed the highest rate permitted by the usury laws of the State of Hawaii).

               (ii) The term "Manager's Costs" shall not include any capital expenditures or any other costs or expenses which are stated in this Contract to be payable by a Manager, nor shall it include any costs which Manager may incur in order to repair any damage caused by its own negligence. The term "Manager's Costs" shall include, to the extent that they are actually incurred by Manager during the relevant year in connection with specific services or work necessary or desirable under this Contract, direct costs of the


                                      4.

Manager for labor, equipment use, materials and contract services received. The term "Manager's Costs" shall also include overhead costs allocated to operations at the Original June 1986 Orchards including, but not limited to, employee fringe benefits, Manager's administrative overhead and general field costs such as salaries, expendable tools and supplies, agricultural research, building and equipment depreciation and repair, and insurance. The term "Manager's Costs" shall also include the cost of husking Owner's macadamia nuts and a capital utilization charge of 9% of Manager's net book value of farming, harvesting and husking equipment used in the operations, prorated to adjust for any use of such equipment otherwise than for Owner. The Manager's net book value of farming, harvesting and husking equipment is the historical cost of such equipment less accumulated depreciation and amortization exclusive of any effect of "push down" accounting resulting from changes in the ownership of Manager, its parent company or any other affiliate. Further, the "Manager's Cost" shall be based on the Manager's historical cost exclusive of the effects of such push down accounting. Manager's administrative overhead costs consist of all costs related to services provided to the macadamia farming operations by Manager's corporate staff including, but not limited to, managerial and administrative personnel, industrial relations department, accounting department, industrial engineering department, warehouse personnel, draftsman, production superintendent, electrical superintendent, factory superintendent and maintenance superintendent. Manager's overhead costs shall also include a proportionate share of service charges allocated to Manager by C. Brewer and Company, Limited ("C. Brewer"), computed on a basis consistent with prior years and consistent with the service charges levied on all other subsidiaries of C. Brewer. Schedule A sets forth a list of direct and overhead cost centers which comprise the "Manager's Costs," and procedures for allocating overhead costs and computing equipment capital recovery costs.

               (iii) In addition to the reimbursement of Manager's Costs, Owner shall pay to Manager on February 15 of each calendar year a farming fee ("Farming Fee") of two and one-half percent (2.5%) of Owner's Gross Profit from Farming Operations (as defined below) attributable to the Original June 1986 Orchards for the immediately preceding calendar year. For purposes of this Contract, "Gross Profit from Farming Operations" shall have the meaning set forth for that term in the Schedule B attached hereto.

               (iv) For purposes of this Contract, all payments made by Owner to Manager, including but not limited to the reimbursement of Manager's Costs, the Management Fee and other fees, shall be increased by the amount of any applicable Hawaii general excise tax that Manager is obligated to pay by reason of such payments.

               b. Unless otherwise provided to the contrary herein, in the event that any adjustment is made in any amount paid hereunder, whether as a result of revised estimates, audited figures or otherwise, an appropriate credit or charge shall be included in the


                                      5.

next succeeding reimbursement payment, but no additional current payments need be made by either party.

          6.   OWNERSHIP OF LAND.

               a. Except as specifically provided herein, Manager will not be obligated or liable for matters that are customarily the responsibility of a landowner including, but not limited to, payment of taxes and assessments, insurance against liabilities, and compliance with laws, ordinances and governmental regulations relating to ownership of land. When requested by Owner, Manager shall cooperate with Owner in the making of any surveys, the processing of any tax appeals, and the procurement of any permits, licenses, insurance coverages and other items which are necessary or desirable for Owner's proper and lawful ownership and use of the Original June 1986 Orchards.

               b. Owner, with the assistance of Manager but at Owner's expense, will procure and maintain insurance with respect to the trees in the Original June 1986 Orchards, so long as such insurance is available at commercially reasonable rates against the following named perils: fire, lightning, windstorm and volcanic eruption.

          7.   TERMINATION.

               a. The parties may terminate this Contract at any time by mutual agreement in writing. In the event that any party shall be in default (as defined below), the non-defaulting party may terminate this Contract at any time by delivering written notice of such termination to the defaulting party. Unless terminated earlier, this Contract shall terminate at the close of business on December 31, 2006.

               b. A party shall be in "default" under this Contract in the event that (i) it is in default under the Nut Purchase Contract; (ii) files any voluntary proceeding for dissolution or under any federal or state bankruptcy, insolvency, receivership or similar law; (iii) any such proceeding is commenced against it involuntarily and is not dismissed within 60 days; (iv) it makes any composition with or assignment for the benefit of its creditors; (v) it enters into any corporate reorganization or acquisition without making adequate provision for the performance of its obligations under this Contract; (vi) it fails to perform any of its obligations when due under this Contract and it fails to correct such non-performance within 30 days after written demand for performance is made by the other party; or (vii) it repeatedly fails to perform its obligations under this Contract except upon receipt of written demand for performance.

               c. In the event of the destruction of any, part or all of, the Original June 1986 Orchards, Owner shall restore the destroyed property to its initial condition, if such


                                      6.

restoration can be performed from the proceeds of property insurance payments received by Owner. If such restoration is not performed, this Contract shall terminate as to the destroyed property only. In the event any part or all of the Original June 1986 Orchards is condemned, this Contract shall terminate as to the condemned property only.

          8.   NOTICE.

               a. For convenience of operation hereunder, each of Owner and Manager shall designate one representative to serve as the channel of communication for delivering information to and securing necessary action by its principals. Any party may change its representative from time to time by delivering written notice of such change to the other party. Until further notice is given, each party's representative shall be the person listed in the notice address below.

               b. Any and all notices, demands or other communications (collectively, "notice") required or desired to be given hereunder by either party shall be in writing and shall be validly given or made to the other party or its authorized representative at the addresses set forth below, if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, or if sent by telex.

          Owner:    Mauna Loa Macadamia Partners, L.P.
                    c/o Mauna Loa Resources Inc.
                    P.O. Box 1826
                    Honolulu, Hawaii 96805
                    Attention: President

          Manager:  Ka'u Agribusiness Co., Inc.
                    c/o C. Brewer and Company, Limited
                    P.O. Box 1826
                    Honolulu, Hawaii  96805
                    Attention:  Office of the General Counsel

               c. If such notice is delivered personally, service shall conclusively be deemed to have been made at the time of such delivery. If such notice is given by mail, service shall conclusively be deemed to have been made 72 hours after deposit thereof in the mail as provided for above. If such notice is given by telex, service shall conclusively be deemed to have been made 24 hours after the transmission thereof and receipt of the proper response code. Any party may change its address for the purpose of receiving notices as herein provided by a written notice given to the other party.


                                      7.

          9. FORCE MAJEURE. Neither of the parties hereto shall be liable or accountable to the other party for any delay in complying or any failure to comply with any of the terms, provisions or conditions of this Contract in the event that such failure shall have been caused by an act of God, strike, lockout, public enemy, war, civil commotion, riot, condemnation, judicial or governmental order or other requirements of law which directly prohibit the performance by either party of its obligations hereunder (such as, but not limited to, governmental regulations concerning the hazards of marketing or consumption of macadamia nuts) or the refusal or failure of any governmental office or officer to grant any permit or order necessary for compliance herewith by either party hereto, nor shall either of the parties hereto be liable or accountable to the other party for any damages arising from any such delay or failure.

          10. WAIVER. The failure of either party to enforce its rights upon any default on the part of the other party shall not be construed as a waiver thereof, nor shall any custom or practice which may grow up between the parties in the course of administering this Contract be construed to waive or to lessen the right of either party to demand performance by the other party or exercise its rights in the event of default. No provision of or default under this Contract may be waived except by a notice in writing signed by the party making the waiver. A waiver by either party of a particular default shall not be deemed to be a waiver of any other subsequent default.

          11. ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations under this Contract without the prior written consent of the other party, except that Manager may assign this Contract to an affiliate of
C. Brewer without such prior written consent and except that Owner may, in connection with any dissolution of Owner resulting from the withdrawal of MLR (or any successor general partner that is an affiliate of C. Brewer) as general partner of Owner, assign this Contract without such prior written consent. No consent or approval required under this Contract shall be unreasonably withheld.

          12. ARBITRATION. All claims, demands, disputes, differences, controversies, disagreements and misunderstandings (hereinafter called "disputes") arising out of, or in connection with, or in relation to this Contract shall be submitted to and determined only by an arbitrator selected in the following manner: Either party shall serve upon the other a written notice stating that such party desires to have the dispute reviewed by a board of three
(3) arbitrators and naming the person whom such party has designated to act as an arbitrator. Within 15 days after receipt of such notice, the other party shall designate a person to act as arbitrator and shall notify the party requesting arbitration of such designation and the name of the person so designated. The two (2) arbitrators designated as aforesaid shall promptly select a third arbitrator, and if they are not able to agree upon said third arbitrator, then either arbitrator on 5 days' written notice to the other, shall apply to any Judge of the First Circuit Court of the State of Hawaii to designate and appoint said third arbitrator. If the party upon


                                      8.

whom said request for arbitration is served shall fail to designate its arbitrator with 15 days after receipt of such notice, then the arbitrator designated by the party requesting arbitration shall act as the sole arbitrator and shall be deemed to be the single mutually approved arbitrator to resolve the dispute. The decision and award of a majority of the arbitrators, or of such sole arbitrator, shall be final and binding upon the parties and enforceable in accordance with the provisions of Chapter 658, Hawaii Revised Statutes, as it may from time to time be amended. Each party shall pay one-half (1/2) of the arbitrator's fees and expenses and its own fees and expenses.

          13. AFFILIATES. As used herein, affiliates of Manager shall mean C. Brewer and subsidiaries of C. Brewer.

          14. ENTIRE AGREEMENT. This Contract represents the entire agreement and understanding of the parties with respect to the subject matter hereof. The parties specifically acknowledge and agree that no joint venture or lease is created hereby and that neither party is hereby appointed as the agent of the other party.

          15. GOVERNING LAW. This Contract will primarily be performed in and shall be governed and construed in accordance with the laws of the State of Hawaii. Each of the parties consents to the jurisdiction of the courts of the State of Hawaii or any federal court sitting in Hawaii and agrees that Hawaii is an appropriate venue for any action that may be brought under this Contract.

          IN WITNESS WHEREOF, Owner and Manager have caused this Farming Contract to be executed on this 1st day of January, 1998.

                                        MAUNA LOA MACADAMIA PARTNERS, L.P.

                                        By:  MAUNA LOA RESOURCES INC.,
                                             Managing General Partner

                                             By /s/  KENT T. LUCIEN
                                                ------------------------------

                                                                     Owner



                                        KA'U AGRIBUSINESS CO., INC.

                                        By:  /s/  W. K. TALLETT
                                             ----------------------------------

                                                                   Manager

                                      9.

                                    SCHEDULE A
                      COST CENTERS AND OVERHEAD ALLOCATIONS


     (1)  DIRECT COST CENTERS

          Manager has established the following cost centers with respect to direct costs of labor, equipment use, materials and contract services. Other direct cost centers may be established for future direct operations.

          Pest Control
          Pruning
          Bracing and Replanting
          Field Repair and Maintenance
          Weed Control
          Fertilizing
          Other Field Operations
          Irrigation
          Water Delivery
          Preparation for Harvesting
          Manual Harvesting
          Shake Harvesting
          Shovel Harvesting
          Mechanical Harvesting
          Storm Damage Repair
          Husking
          Transportation

     (2)  OVERHEAD COST CENTERS

          Manager has established the following cost centers with respect to overhead costs related to labor, equipment, materials, contract services and fixed charges. Other overhead cost centers may be established for future operations. The costs applicable to these cost centers will be determined prior to recovery from any third party.

          (a)  Agricultural Employee Benefits

          (b)  General Field Overhead
               Agricultural Research
               Agricultural Warehousing
               Unabsorbed Garage Overhead

               Nursery


          (c)  Administrative Overhead

     (3)  ALLOCATION OF OVERHEAD COSTS

          (a)  Overhead costs for agricultural employee benefits of a Manager in
(2)(a) above will be allocated on the basis of the labor dollars charged to the direct cost centers for all of Manager's macadamia operations.

          (b) Overhead costs for the items in (2)(b) above, with the exception of tree insurance, property tax costs and orchard amortization which are identifiable with specific orchards, will be allocated on the basis of the total dollars charged to the direct cost centers, including allocated charges for employee benefits (as computed per (3)(a) above) for all of Manager's macadamia operations.

          (c) Administrative overhead costs in (2)(c) above will be allocated on the basis of the total dollars charged to the direct cost centers, including allocated charges for employee benefits (as computed per (3)(a) above) and overhead costs (as computed per (3)(b) above) for all of Manager's macadamia operations.

          (d) For (3)(a), (3)(b), (3)(c) above, Manager will charge Owner the proportionate share applicable to the Original June 1986 Orchards, which will be made on the basis of the dollars charged to its direct cost centers, as defined separately in (3)(a), (3)(b), (3)(c) above, in relation to the total dollars charged to such direct cost centers for all macadamia orchards Manager is farming during Manager's fiscal year. An example, which is not based on actual figures, is shown below to illustrate the described allocation procedure.


                                                                       All Other
                                                                       Macadamia
                                                              Owner's  Orchards
                                                     Total    Orchard  Farmed by
                                                     -----    -------   Manager
                                                                        -------
Direct Costs Per (2)(a)                             $5,000    $1,300    $3,700
Including labor $                                    3,000       600     2,400
Allocation % Per (2)(a)                               100%       20%       80%
Allocation of Fringe Benefits                        1,000       200       800
                                                     -----     -----     -----

Direct Costs & Fringe Benefits                       6,000     1,500     4,500
Allocation % Per (3)(b)                               100%       25%       75%
Allocation of Overhead Costs                         1,200       300       900
                                                     -----     -----     -----

Direct Costs & Fringe Benefits & Overhead Costs      7,200     1,800     5,400
Allocation % Per (3)(c)                               100%       25%       75%
Allocation of Administrative Overhead Costs            300        75       225
                                                     -----     -----     -----

Total Costs Per (3)(a), (b) & (c) Allocation        $7,500    $1,875    $5,625
                                                     -----     -----     -----

     (4)  COMPUTATION OF EQUIPMENT CAPITAL RECOVERY COSTS

          The equipment capital recovery cost, which is determined monthly by multiplying the total net book value of a Manager's farming, harvesting, and husking equipment at the end of each of Manager's monthly accounting periods by 9% per annum, will be allocated to the Original June 1986 Orchards on the basis of the equipment dollars charged each month to the direct cost centers (see (1) above) for the Original June 1986 Orchards in relation to the total equipment dollars charged each month to such direct cost centers for all macadamia orchards Manager is farming for the monthly accounting period then ended. An example, which is not based on actual figures, is shown below to illustrate the described allocation procedure.

Net Book Value of Manager's Farming
     Equipment at Accounting            9% Per       Equipment Capital Recovery
            Month End                    Annum     Cost for the Accounting Month
            ---------                    -----     -----------------------------
              $2,000                  x   .75%                   $15


                                          3.

                                                                      All Other
                                                                      Macadamia
                                                                      Orchards
                                                             Owner's  Farmed
                                                    Total    Orchard  by Manager
                                                    -----    -------  ---------
 Equipment $  in (1) for the Month                   $140       $35      $105
 Allocation % Per (4)                                100%       25%       75%
 Allocation of Equipment Capital Recovery Costs        15     $3.75    $11.25
                                                     ====     =====    ======


                                          4.

                                  SCHEDULE B

                 CALCULATION OF GROSS PROFIT FROM FARMING OPERATIONS

     The Farming Fee is two and one-half percent (2.5%) of the gross profit from the farming operations of the Partnership ("Gross Profit from Farming Operations"), attributable to the Original June 1986 Orchards. The formula for calculating Gross Profit from Farming Operations is:

          Gross Revenues from Farming Operations
     -    Gross Expenses from Farming Operations
          --------------------------------------
     =    Gross Profit from Farming Operations

Set forth below are the terms and definitions related to that calculation.

Agribusiness Companies   AGRIBUSINESS COMPANIES includes Ka'u Agribusiness Co.,
                         Inc. and Mauna Kea Agribusiness Co., Inc.

Capital Transaction      CAPITAL TRANSACTION means a sale, condemnation,
                         exchange, or other disposition (or series of related dispositions) of assets, other than in the ordinary course of business, with a fair market value in excess of 10% of the fair market value of all assets of the Partnership, as determined by the Managing Partner utilizing such reasonable valuation methods as it deems appropriate. In the event the proceeds of any Capital
                         Transaction are to be paid in more than one installment, then each such installment shall be treated as a separate Capital Transaction for purposes of this Contract and this Schedule, except for the purpose of determining whether more than 10% of the Partnership assets have been disposed of.


                                          1.

                         "Capital Transaction" shall not include a deemed transfer of the Partnership's assets and liabilities to the Partnership, as a new partnership, upon a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code and Section 1.708-1(b)(1)(ii) and (iv) of the Treasury Regulations, as in effect for terminations occurring on or after May 9, 1997.

Farming Contracts        FARMING CONTRACTS includes Original June 1986 Farming
                         Contract, Original December 1986 Farming Contract, New
                         Farming Contract, and Lot X Farming Contract.

Farming Fees             FARMING FEES means fees payable to the Agribusiness
                         Companies pursuant to the Farming Contracts.

Farming Operations       FARMING OPERATIONS includes the (i) acquisition,
                         ownership, management, operation, development, leasing, sale, and disposition of macadamia orchard properties and the sale or other disposition of macadamia nuts grown on such properties; and (ii) anything incidental to the foregoing.

Gross Expenses from
Farming Operations       GROSS EXPENSES FROM FARMING OPERATIONS means all
                         expenditures of the Partnership, computed by the accrual method of accounting, whether incurred directly or indirectly, with respect

                                          2.

                         to the Partnership's Farming Operations during the relevant period, including: (i) farming and husking costs (including costs and equipment utilization charges payable to the Agribusiness Companies under the Farming Contracts), (ii) lease rents, real property tax, and insurance (including without limitation orchard insurance), (iii) gross excise tax on Gross Revenues from Farming Operations, and (iv) reserves established for potential expenditures attributable to Farming Operations. Gross Expenses from Farming Operations does not include (i) payments of principal and interest on indebtedness of the Partnership, (ii) general and administrative expenses (including without limitation a Management Fee), (iii) capital expenditures of the Partnership, (iv) depreciation or amortization, (v) expenditures in connection with a Capital Transaction, or (vi) Farming Fees.

Gross Revenues from
Farming Operations       GROSS REVENUES FROM FARMING OPERATIONS means all
                         receipts of the Partnership attributable to Farming
                         Operations, computed by the accrual method of accounting, including; (i) revenues payable by Mauna
                         Loa under Nut Purchase Contracts and (ii) cash amounts released from reserves established for Gross Expenses from Farming


                                          3.
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                         Operations.  Gross Revenues from Farming Operations
                         does not include (i) interest income, (ii) loan proceeds, (iii) net recoveries under insurance policies, (iv) other net receipts representing a recovery for the loss or destruction of Partnership assets, (v) proceeds of a Capital Transaction, or (vi) capital contributions to the Partnership.

Lot X Orchard            LOT X ORCHARD means that macadamia nut orchard,
                         commonly known as Lot X, consisting of 78.44 tree acres of mature trees in Keaau, Hawaii County, Hawaii.

Lot X Farming Contract   LOT X FARMING CONTRACT means that farming contract
                         originally dated September 15, 1983, between Keaau
                         Macadamia X Corporation (assigned by indenture dated
                         August 31, 1991 to the Partnership) and Mauna Loa
                         (assigned to Ka'u Agribusiness Co., Inc. on December
                         5, 1997), under which the Lot X Orchard will be farmed, the term of which was extended until December 31, 2006 by that Assignment and Extension of Farming Contract by and among the Partnership, Mauna Loa, and Ka'u Agribusiness Co., Inc.

Lot X Nut Purchase
Contract LOT X NUT PURCHASE CONTRACT is that contract under which the Partnership will sell all of the


                                          4.
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                         macadamia nuts produced from the Lot X Orchard to
                         Mauna Loa.

Management Fee           MANAGEMENT FEE means the fee paid to the Managing
                         Partner pursuant to Section 4.1 of the Amended and Restated Agreement of Limited Partnership of Mauna Loa
                         Macadamia Partners, L.P.

Managing Partner         MANAGING PARTNER means the managing general partner
                         of the Partnership, Mauna Loa Resources Inc., a
                         Hawaii corporation, or its successor as managing general partner of the Partnership.

Mauna Loa                MAUNA LOA means Mauna Loa Macadamia Nut Corporation, a
                         Hawaii corporation.

New Farming Contract     NEW FARMING CONTRACT means that 30-year contract,
                         under which the Agribusiness Companies farm the New
                         Orchards, which contract commenced on October 1, 1989 and will continue until June 30, 2019.

New Ka'u Orchards        NEW KA'U ORCHARDS is defined in the New Farming
                         Contract and described in Schedule A attached to the New Farming Contract.

New Keaau Orchards       NEW KEAAU ORCHARDS is defined in the New Farming
                         Contract, described in Schedule A-1 attached to the New Farming Contract.

                                          5.
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New Mauna Kea Orchards   NEW MAUNA KEA ORCHARDS is defined in the New Farming
                         Contract and described in Schedule A attached to the New Farming Contract.

New Orchards             NEW ORCHARDS is defined in this Contract.  New
                         Orchards include New Ka'u Orchards, New Mauna Kea
                         Orchards, and New Keaau Orchards.

New Nut Purchase
Contract NEW NUT PURCHASE CONTRACT means that contract under which the Partnership will sell all of the macadamia nuts produced from the New Orchards to Mauna Loa under a 30-year nut purchase contract that commenced in 1989.

Nut Purchase Contracts   NUT PURCHASE CONTRACTS includes the Original Nut
                         Purchase Contracts, the New Nut Purchase Contract, and the Lot X Nut Purchase Contract.

Original December 1986
Farming Contract         ORIGINAL DECEMBER 1986 FARMING CONTRACT means that
                         20-year contract (as amended and restated) under which Ka'u Agribusiness Co., Inc. farms the Original
                         December 1986 Orchards, which contract commenced in December 1986 and will continue until December 31, 2006.

                                          6.
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Original June 1986
Farming Contract         ORIGINAL JUNE 1986 FARMING CONTRACT means that
                         20-year contract (as amended and restated) under which Ka'u Agribusiness Co., Inc. farms the
                         Original June 1986 Orchards, which contract commenced in June 1986 and will continue until December 31, 2006.

Original Nut
Purchase
Contracts                ORIGINAL NUT PURCHASE CONTRACTS means those
                         contracts under which the Partnership will sell all of the macadamia nuts produced from the Original
                         Orchards to Mauna Loa under two 20-year nut purchase contracts that commenced in 1986.

Original Orchards        ORIGINAL ORCHARDS includes Original June 1986
                         Orchards and Original December 1986 Orchards.

Original June 1986
Orchards ORIGINAL JUNE 1986 ORCHARDS means the approximately 2,423 tree acres of macadamia orchards commonly known as Keaau Lot VIII, By Dickes and Ka'u Sisal, which the Partnership acquired in June 1986 from Mauna Loa and one of its affiliates. Those orchards are described in and covered by the June 12, 1986 Farming Contract between the Partnership, Mauna Loa, and Ka'u Agribusiness Co., Inc.

                                          7.
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Original December
1986 Orchards            ORIGINAL DECEMBER 1986 ORCHARDS means the
                         approximately 266 tree acres of macadamia orchards in which the Partnership acquired certain interests
                         (ownership interests in the macadamia trees and leasehold interests in the underlying land) in December 1986 from Ka'u Agribusiness Co., Inc. Those orchards are described and covered by in the December 22, 1986 Farming Contract between the
                         Partnership and Ka'u Agribusiness Co., Inc.

                                          8.